Exhibit 10.7

ENVOY MOBILITY SERVICES AGREEMENT

This Envoy Mobility Services Agreement (“Agreement”) is entered into as of date the Quote above is signed (the “Effective Date”) by and between Envoy Technologies Inc., a Delaware corporation with its principal offices at 8575 Washington Blvd, Culver City, CA 90232 (“Envoy”) and [LEGAL ENTITY] (the “Company”), having its principal offices at [BILLING ADDRESS]. This Agreement pertains to the property located at [PROPERTY ADDRESS]. (the “Property”). Envoy and Company are sometimes referred to in this Agreement collectively as the “Parties,” and individually as a “Party.”

Envoy is in the business of providing turn-key mobility services to property operators as further described herein (collectively, the “Services”) that give community members (the “End Users”) on-demand access to cars operated and maintained by Envoy through Envoy’s mobile application (the “Mobile Application”).

The Company owns or operates the Property and wishes to engage Envoy to provide the Services to residents, tenants, guests, or staff of the Property. The Company either owns or leases the Property, but in any event has the right to execute this Agreement including all of the rights and obligations set forth herein.

The Parties hereby agree as follows:

1.	Attachments Incorporated by Reference. The following documents are attached hereto as Exhibits and are incorporated herein by reference:

Quote – The Quote of Products and Services (the “Quote”)

Exhibit A – Insurance Coverage

Exhibit B – Marketing Collaboration Plan

Exhibit C – Vehicle Delivery Acknowledgment

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Terms and Conditions.

2.	Transaction Terms. The following, and the above Quote, set forth the transaction terms (“Transaction Terms”) as those terms are defined for use in the Terms and Conditions.

Defined Terms:

Envoy Mobile Application:

See Quote

Envoy Technology:

See Quote

Envoy Vehicle(s):

See Quote – Items and Description

Excess Mileage Fee:

Company shall pay, with respect to each Envoy Vehicle, an excess mileage fee of $0.65 per mile for each mile over the Mileage Cap (as defined below) driven by such Envoy Vehicle prior to the return of such Envoy Vehicle to Envoy pursuant to and in accordance with the terms of the Agreement (the “Excess Mileage Fee”). As used herein and in the Agreement, “Mileage Cap” shall mean a number of miles equal to the product of 500 (i.e., the\ average per month mileage allowance based on an average per annum mileage allowance of 6,000 miles), times the number of months in the Term. Company shall pay to Envoy the Excess Mileage Fee for each Envoy Vehicle within three (3) business days following Company’s receipt of an invoice therefor. In the event that the Term of an Envoy Vehicle is terminated or cancelled prior to the expiration thereof, or an Envoy Vehicle is otherwise returned to Envoy prior to the expiration of its Term, the Excess Mileage Fee, if any, for such Envoy Vehicle shall be calculated based on a pro-rated mileage allowance based on the number of days from the delivery date with respect to such Envoy Vehicle to the date of such termination, cancellation or return, as applicable.

Extension Term:

Twelve (12) months unless the Company provides notice of non-renewal no later than thirty (30) days prior to the expiration of the then-current term.

Initial Term:

The period commencing on the Effective Date and continuing through the thirty-six (36) months commencing on the Launch Date. Specific to each Envoy Vehicle.

Launch Date:

The date on which the Envoy Vehicles are delivered and deemed operational for carshare by Envoy. Specific to each Envoy Vehicle.

Monthly Subtotal:

See Quote – Monthly Subtotal

Rev Share (to Company):

See Quote

Startup Fee:

See Quote

Term:

See Section 4a of this Agreement

Terms and Conditions

These Terms and Conditions (the “Terms and Conditions”) are incorporated by reference into the Envoy Technologies Inc. Mobility Services Agreement to which they are attached.

1.	MOBILITY SERVICES. Envoy will provide the Services at the Property during the Term. The Parties agree to the following: (i) the Company shall provide dedicated parking spaces (each, a “Parking Space”) for the Envoy Vehicles to park, (ii) Envoy shall provide and maintain dedicated Envoy Vehicles consistent with the Transaction Terms, and (iii) the Company shall allow the End Users physical access to the facilities where the Parking Spaces and Envoy signage are located and the immediate surrounding area (collectively, the “Envoy Location”) and Envoy shall allow End Users to unlock the Envoy Vehicles through the mobile application.

2.	PAYMENT TERMS AND REVENUE SHARE.

a.	Payment Terms. The Company will pay to Envoy pursuant to the Quote set forth in the Transaction Terms as follows:

i.	Startup Fee – The Startup Fee shall be due upon execution of this Agreement.

ii.	First Month’s Payment – The initial Monthly Subtotal shall be due seven (7) days prior to the Launch Date.

iii.	Subsequent Payments for the Duration of the Term – All payments subsequent to the initial Monthly Subtotal will fall due on the first day of each month following the Launch Date throughout the remainder of the Term.

b.	Payment Process. The Company shall wire amounts due pursuant to the wiring instructions provided by Envoy concurrently with execution of this Agreement or such alternate wiring instructions specified by Envoy or the Financer (as defined in Section 12g) during the Term. If the Company fails to pay the amounts due on time, a late fee of 20% per annum will be charged.

c.	Revenue Share. On a quarterly basis, Envoy shall provide a credit to the Company for amounts due pursuant to the “Rev Share” field above, calculated after deducting 5.5% from the gross receipts to cover taxes, credit card processing fees, and refunds. Such credit shall offset the Total Monthly Cost and, if the outstanding credit exceeds the Total Monthly Cost, Envoy will pay the balance to the Company annually.

3.	OBLIGATIONS OF COMPANY. Company shall, at its sole cost and expense:

a.	Use its best efforts to promote the Envoy service to the residents or members of the community Pursuant to the Marketing Collaboration Plan set forth in Exhibit B.

b.	Ensure the continued operation of (at least) a Level 2 electric vehicle charging station at each Parking Space.

c.	Provide for the continuous provision of power to and operation of the charging stations at the Company’s sole cost, including maintaining electrical connection and assisting Envoy with any issues related to the continued provision of electricity at the Property.

d.	Take such actions as are necessary to ensure that the Parking Spaces are only used for parking and charging the Envoy Vehicles.

e.	Provide access (including any security key cards, keys or placards as required) to Envoy and Envoy representatives, third-party service providers and the Financer (as defined in Section 12g) for purposes of providing the Services, performing maintenance, and delivering or retrieving the Envoy Vehicle.

f.	Execute the Vehicle Delivery Acknowledgment, attached as Exhibit C, upon delivery of the Envoy Vehicle(s).

g.	Grant Envoy permission, subject to the Company’s prior approval not to be unreasonably withheld, to use any name or logo of Company in any of Envoy’s marketing and/or promotional materials or Envoy’s website.

4.	TERM, TERMINATION AND EFFECT OF TERMINATION.

a.	Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect from the Effective Date through the Initial Term (including any Extension Term, the “Term”). The Company acknowledges that it has no right to terminate this Agreement prior to expiration of the Initial Term or during any Extension Term except as expressly provided in Section 4(b). If Company elects to extend the Term for the Extension Term, Envoy reserves the right to increase its Price Per Vehicle by five percent (5%) per extension period.

b.	Early Termination for Breach. Either Party may terminate this Agreement in the event the other Party commits a material breach of any provision of this Agreement which is not cured within thirty (30) days of written notice from the non-breaching Party (or such longer period if cure cannot be accomplished in such period). In the event of any such uncured breach by the Company and resulting termination for cause by Envoy, or termination for convenience by the Company, Company shall remain obligated to pay Envoy the Monthly Subtotal as defined in the Transaction Terms, for the remainder of the Initial Term or Extension Term (the “Early Termination Payment”), and the Company shall immediately make the Envoy Vehicles available for collection. Company’s obligation to pay the Early Termination Payment in the event of an early termination of this Agreement by Envoy for cause shall be absolute and unconditional and shall not be subject to any abatement, reduction, setoff, defense, counterclaim, interruption, deferment or recoupment for any reason.

c.	Survival. Notwithstanding anything else in this Agreement to the contrary, Sections 5 (Limitation of Liability), 6 (Indemnification), 7 (Confidentiality) and 12 (General Terms) shall survive termination or expiration of this Agreement.

5.	LIMITATION OF LIABILITY.

a.	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SERVICES, ENVOY VEHICLES, AND ENVOY LOCATION(S) ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND. ENVOY DISCLAIMS ANY WARRANTY OR MAINTENANCE OBLIGATION FOR THE CHARGING STATIONS AT THE PROPERTY.

b.	UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OTHER THAN THOSE SPECIFICALLY SET FORTH HEREIN.

6.	INDEMNIFICATION.

a.	Envoy shall indemnify, hold harmless and defend Company against any damage, loss or expense (including reasonable attorneys’ fees and costs) incurred by the Company in connection with any claims, demands, suits, or proceedings (“Claims”) brought against Company by a third party based on any bodily injury, death or damage to real property or tangible personal property arising out of the gross negligence or willful misconduct of any Envoy personnel.

b.	Company shall indemnify, hold harmless and defend Envoy against any damage, loss or expense (including reasonable attorneys’ fees and costs) incurred by Envoy in connection with any Claims brought against Envoy by a third party based on or arising out of (i) the condition of the Property; or (ii) the gross negligence or willful misconduct of any Company personnel.

c.	The Party seeking indemnity under this Section 6 (“Indemnitee”) will give the other Party (“Indemnitor”) prompt written notice of any Claim for indemnification, reasonable cooperation and sole control over the defense and settlement of the Claim.

7.	CONFIDENTIALITY.

a.	As used in this Section 7, “Confidential Information” means all confidential and proprietary information of a Party (“Disclosing Party”) disclosed to the other Party (“Receiving Party”), whether orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including the terms and conditions of this Agreement (including pricing and other terms reflected in all amendments hereunder), the Envoy Technology, related bench mark or other similar test results, other technology and technical information, pricing, product designs, business and marketing plans, and business processes.

b.	The Receiving Party shall not disclose or use any Confidential Information of the Disclosing Party for any purpose outside the scope of this Agreement, except with the Disclosing Party’s prior written permission. Each Party agrees to protect the confidentiality of the Confidential Information of the other Party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event shall either Party exercise less than reasonable care in protecting such Confidential Information.

8.	REPRESENTATIONS AND WARRANTIES; COVENANTS. Company represents and warrants to Envoy that (i) Company has the exclusive right to possess, access, improve and use the Property; (ii) besides as otherwise set forth herein, no consents or approvals (including consents or approvals from any governmental entity, landlord or lender), are required in connection with the execution by Company of this Agreement or the performance of its obligations hereunder, other than permits or such consents or approvals which have been obtained as of the date hereof; and (iii) it will comply with all applicable federal, state and local laws.

9.	EXCLUSIVITY. Company agrees that Envoy shall be the Property’s exclusive car share provider and no other car share provider shall be permitted to park shared cars on the Property during the Term.

10.	INSURANCE. Each Party shall, at its own expense, carry and maintain during the performance of the services under this Agreement the insurance coverage set forth in Exhibit A.

11.	INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

a.	Subject to its prior written consent, the Company hereby grants Envoy permission to use Company’s name, logos, trademarks and service marks to notify the Property’s tenants of the availability of the Services. Envoy hereby grants Company permission subject to Envoy’s trademark usage guidelines, to use Envoy’s name, logos, trademarks and service marks to promote the Service at the Property.

b.	All title and intellectual property rights in and to the Envoy Mobile Application, all data, and Envoy Technology is owned exclusively by Envoy and its suppliers. Other than as expressly set forth in this Agreement, no license or other rights in or to the Envoy Mobile Application and Envoy Technology and intellectual property rights thereto are granted to Company, and all such licenses and rights are hereby expressly reserved and will terminate concurrently with this Agreement. Company will not, and will not allow any employee, agent, or third party to, reverse engineer, decompile, or disassemble the Envoy Mobile Application or any Envoy Technology, or otherwise attempt to derive source code or other trade secrets therein.

12.	GENERAL TERMS.

a.	Assignment. This Agreement may not be assigned in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party other than (i) to an affiliate of either Party (as defined below); (ii) in connection with a sale of the Property, merger, acquisition, reorganization or reincorporation of such Party or a sale of all or substantially all of its assets so long as the assignee shall assume all rights and obligations set forth herein or (iii) by Envoy to a third party assignee, Financer (as defined in Section 12g) or secured party, provided that no obligations of Envoy are assigned or, if they are assigned, they are fully assumed by the assignee without any variation or reduction in service. Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and assigns.

b.	Governing Law and Disputes. This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles. The Parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts located in the State of California for resolution of any disputes arising out or relating to this Agreement.

c.	Notices. Notices under this Agreement must be given to the signatory hereof in writing.

d.	Force Majeure. Neither Party shall be liable for any failure or delay in performance under this Agreement to the extent said failures or delays occur due to a force majeure event (including any vehicle recall) beyond that Party’s reasonable control and occurring without its fault or negligence. A Party affected by an event of force majeure shall give the other Party written notice, with full details as soon as practicable, and in any event, not later ten (10) calendar days after the occurrence of the cause relied upon.

e.	Severability. If any term or condition of this Agreement (or portion thereof) is held to be invalid or otherwise unenforceable by a court of competent jurisdiction, intention of the parties, or, if incapable of such enforcement, such term or condition will be deemed deleted here from, while the remaining terms and conditions hereof remain in full force and effect.

f.	Entire Agreement and Integration. This Agreement, along with any amendment executed hereunder, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or communications.

g.	Company Acknowledgements. Company acknowledges that it has no ownership, security interest or other interest in the Envoy Vehicles. Company acknowledges that the Envoy Vehicles may be leased to or otherwise financed by Envoy from third parties (any such third-party financer, a “Financer”). Company acknowledges that as a result of such lease arrangements or other financing arrangements, the Envoy Vehicles may be owned by, subject to a security interest in favor of, or reclaimed by, a Financer.

Exhibit A

Insurance Coverage

Auto Liability and Physical Damage: Policy covers both Envoy and Renter for third party Automobile Bodily Injury and Property Damage liability up to Statutory Financial Responsibility limits in any given territory. The Renters liability insurance is contingent upon no other valid and collectible insurance for the renter. If the renter has valid and collectible insurance, this insurance is excess. Envoy Technologies, Inc. is covered on a primary basis. This policy also covers Envoy for first party Auto Physical Damage to Envoy vehicles.

Owner Only Excess Auto Liability: Policy covers Envoy up to $5,000,000 covering the difference in Automobile Liability limits between the Statutory Limits provided in the policy above and $5,000,000. This policy covers Envoy for Bodily Injury and Property Damage Liability with a Combined Single Limit of $5,000,000 minus the limits provided in the policy above.

General Liability: Policy covers Envoy for non-automobile related Bodily Injury and Property Damage liability arising out of Envoy’s business operations up to $5,000,000 each occurrence. The General Policy Aggregate for all losses in the policy year is $5,000,000.

Additional Insureds may be added to all policies as needed.

Additional Insurance

Line of Business / Limit and Retention

●	Property / BPP -$50,000 less $1,000 deductible
●	Director and Officers / $1,000,000 xs $25,000
●	Employment Practices Liability / $1,000,000 xs $25,000
●	Workers Compensation / WC: Statutory, EL: $1,000,000
●	Cyber Liability, Breach Response, and Platform E&O / Liability Coverages: $1,000,000 xs $5,000, Breach Response: $1,000,000 xs $5,000

Exhibit B

Marketing Collaboration Plan

Envoy will provide guidance and marketing materials to help the property promote the service to the residents/members of the community. Below is a list of important recommended touch points the property agrees to leverage as a baseline to ensure a successful program and member engagement:

●	One Email per month
●	One social media post per month
●	One webinar per quarter - hosted by Envoy
●	Physical collateral posted in agreed-upon common areas
●	Promoted on the property’s website
●	Promoted on Property’s Resident app/portal
●	Promotional material included in new resident welcome materials (digital and physical)

Exhibit C

Vehicle Delivery Acknowledgment Form

Congratulations! You have now been provided with your vehicle powered by Envoy, and financed in partnership with Inspiration Mobility Group, LLC (which, together with its affiliates and designees, are the Financer under the Mobility Services Agreement), with VIN # ______________________ (the “Envoy Vehicle”).

You have also been provided with ___ keys to the vehicle and ___ key FOBs.

By signing below, you are acknowledging on behalf of ________________ (the “Company”) that you are accepting receipt of the Envoy Vehicle in new condition as well as the number of keys and key FOBs set forth above.

Signature: ______________

Name:

Date:

Property Name: